                                                                    Exhibit 4.10


                         AMENDMENT TO SECURITY AGREEMENT

                  AMENDMENT TO SECURITY AGREEMENT, dated as of March 29, 2001 (this "Amendment"), among GENERAL MEDIA, INC, a Delaware corporation (the "Company"), each of the "SUBSIDIARY GRANTORS" listed on the signature pages hereto (the "Subsidiary Grantors") and THE BANK OF NEW YORK (successor-in-interest to IBJ Schroder Bank & Trust Company), as Collateral Agent (the "Collateral Agent"). Defined terms used but not defined herein shall have the meanings attributed to them in the Security Agreement (as defined below).

                  WHEREAS, the Company, the Subsidiary Grantors and the Collateral Agent are parties to the Security Agreement (the "Security Agreement"), dated as of December 21, 1993, for the benefit of the Collateral Agent and the Secured Parties, which Security Agreement secures the obligations of the Company under the Indenture (the "Indenture") dated as of December 21, 1993 among the Company, the Subsidiary Guarantors and the Trustee thereunder and the Notes issued pursuant thereto;

                  WHEREAS, pursuant to the terms of the Offer to Exchange and Consent Solicitation Statement and the Consent and Letter of Transmittal, each dated February 16, 2001 (together, the "Exchange Offer Documents"), the Company wishes to exchange (the "Exchange") its outstanding Series B 10-5/8% Notes for the Exchange Consideration (as defined in the Exchange Offer Documents);

                  WHEREAS, Section 9.01 of the Indenture and Section 18.1 of the Security Agreement provide that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the provisions of the Security Agreement as provided for herein without the consent of the Holders of the Notes;

                  WHEREAS, the execution and delivery of this Amendment by the Company and each of the Subsidiary Grantors have been duly authorized by resolutions of their respective Boards of Directors, and all other conditions and requirements necessary to authorize and permit the execution and delivery of this Amendment by all parties hereto have been performed and fulfilled; and

                  WHEREAS, the Company and the Subsidiary Grantors have requested that the Collateral Agent join them in the execution and delivery of this Amendment for the purpose of providing additional security under the Security Agreement as hereinafter set forth, and the Collateral Agent is willing to do so.

                  NOW, THEREFORE, in consideration of the premises hereof and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Subsidiary Grantors covenant and agree with the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, as follows:

         Section 1. Grant of Security Interests. Section 2 of the Security Agreement is hereby deleted and amended to read as follows:

         "SECTION 2. GRANT OF SECURITY INTERESTS

                  Each Grantor hereby assigns and pledges to Collateral Agent for Collateral Agent's benefit and for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent for Collateral Agent's benefit and for the ratable benefit of the Secured Parties, a security interest in all of such Grantor's right, title and interest in and to the following whether now owned or hereafter acquired and wherever located (collectively, the "Collateral") to secure the Secured Obligations (as defined in Section 3 hereof) of such Grantor:

                  (A)    General Intangibles;

                  (B)    Accounts;

                  (C)    Inventory;

                  (D)    Documents;

                  (E)    Instruments;

                  (F)    Equipment and other Goods;

                  (G)    Fixtures;

                  (H) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described in subparts (A) through (G) above or are otherwise necessary or helpful in the realization thereof or in the operation of such Grantor's business;

                  (I) to the extent not included in subparts (A) through (H) above, all other personal property, including artwork, of such Grantor whether now owned or hereafter acquired and wherever located except cash and Cash Equivalents, to the extent not constituting proceeds of other Collateral; and

                  (J) Proceeds and products of all or any of the property described in subparts (A) through (I) above."

         Section 2. Excluded General Intangibles. Section 1.1 of the Security Agreement is hereby amended by the deletion in its entirety of the definition of "EXCLUDED GENERAL INTANGIBLES".

         Section 3. General Intangibles. Section 1.1 of the Security Agreement is hereby amended by the deletion in its entirety of the definition of "GENERAL INTANGIBLES" and the substitution in its place of the following:

                  "GENERAL INTANGIBLES" means all "general intangibles" (as defined in the UCC) now owned or hereafter acquired by and Grantor including, without limitation, all right, title and interest of any Grantor in and to: (a) agreements, leases, licenses, permits and contracts in favor of any Grantor or to which any Grantor is or may become a party; (b) all obligations or indebtedness owing to any Grantor from whatever source arising; (c) all tax refunds; (d) all Intellectual Property; and (e) all trade secrets and other confidential information relating to the business of any Grantor including by way of illustration and not limitation: the names and addresses of, and credit and other business information concerning, any Grantor's past, present or future customers; the prices which any Grantor obtains for its services or at which it sells merchandise; estimating and cost procedures; profit margins; policies and procedures pertaining to the sale and design of Inventory, equipment, components, devices and services furnished by any Grantor; information concerning subscribers (including subscriber lists), distributors, contractors, models, advertisers and suppliers of any Grantor; and information concerning the manner of operation, business plans, pledges, projections, and all other information of any kind or character, whether or not reduced in writing, with respect to the conduct by any Grantor of its business not generally known by the public.

         Section 4. Instruments. Section 1.1 of the Security Agreement is hereby amended by the deletion in its entirety of the definition of "INSTRUMENTS" and the substitution in its place of the following:

                  "INSTRUMENTS" means all "instruments", "chattel paper" or "letters of credit" (each as defined in the UCC) including, but not limited to, promissory notes, drafts, bills of exchange and trade acceptances, now owned or hereafter acquired by any Grantor; provided, however, that the term "Instruments" shall not include (i) Cash Equivalents or (ii) any intercompany note required to be executed in connection with the New Credit Agreement so long as the aggregate principal amount of Indebtedness represented by all such intercompany notes does not exceed at any time the amount then permitted by the Indenture to be outstanding under the New Credit Agreement.

         Section 5. "Transfers and Releases of Collateral. Section 8.1 of the Security Agreement is hereby amended by the deletion of the first full sentence thereof and the substitution in its place of the following:

                  "Except as otherwise permitted by the Indenture, each Grantor agrees that it will not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except for dispositions of Inventory in the ordinary course."

         Section 6. Additional Agreements. The Security Agreement is hereby amended by the addition of new Sections 2A, 2B and 2C thereto to read as follows:

         "SECTION 2A.  ADDITIONAL AGREEMENTS

                  1. General Media International, Inc. and Robert C. Guccione (together, the "Supplemental Grantors") hereby agree that if there should be, during the period beginning on the date of this Amendment and ending upon the full discharge and satisfaction of the Notes, a sale, lease, exchange, assignment, conveyance or other transfer or disposition, whether direct or indirect, of the property and improvements located at, and known as, 16 East 67th Street, New York, New York (the "Town House"), and more particularly described on Exhibit A attached hereto, or of any interest therein, they will pay over promptly to the Collateral Agent for deposit in the Collateral Account (as defined below) the cash proceeds received by them, up to the full amount of the then outstanding obligations under the Notes, after (a) satisfaction in full of Permitted Senior

         Liens (as hereinafter defined), (b) satisfaction in full of other liens securing liquidated amounts encumbering the Town House as of the closing date of the sale or transfer and which are held by third parties not affiliated with the Supplemental Grantors, and (c) payment of reasonable and customary closing costs, at market rates, to third parties not affiliated with either of the Supplemental Grantors.

                  2. The Supplemental Grantors covenant that they will not voluntarily permit any additional mortgage, claim, lien, security interest or encumbrance whatsoever to be filed or placed upon any portion of the Town House unless and until the Mortgage (as defined in Section 2B below) is filed, other than (a) the mortgages encumbering the Town House, as of the date hereof, held by Merrill Lynch Credit Corporation, Cendant Mortgage Corporation and Kennedy Funding, Inc. (collectively, the "Existing Senior Liens"), or (b) any amendments, modifications, supplements, renewals, extensions, replacements or refinancings of the Existing Senior Liens (collectively, with the Existing Senior Liens, the "Permitted Senior Liens"). The Supplemental Grantors covenant that at no time prior to the payment in full of the Notes shall the outstanding indebtedness secured by the Permitted Senior Liens exceed, in the aggregate, thirty-eight million, two hundred ninety three thousand, seven hundred seventy eight dollars ($38,293,778), plus any interest, fees, protective advances, or similar charges, provided for under the documentation pertaining to the Permitted Senior Liens that may accrue and remain unpaid after January 31, 2001 (whether or not any such unpaid interest, fees, protective advances or similar charges are thereafter added to the principal amount of the indebtedness secured by the Permitted Senior Liens). The term "Town House Refinancing" as used herein shall mean (i) any replacement or refinancing of the entire debt secured by the Existing Senior Liens or (ii) any replacement or refinancing of 75% (or more) of the then existing indebtedness secured by the Existing Senior Liens (with the Existing Senior Liens continuing to secure the unpaid balance of such indebtedness), provided, however, that such replacement or refinancing of at least 75% of the then existing indebtedness secured by the Existing Senior Liens results in a replacement or refinancing (at least in part) of the mortgages then held by Merrill Lynch Credit Corporation or Cendant Mortgage Corporation (and any of their successors and assigns).

                  3. The Supplemental Grantors hereby represent and warrant to the Collateral Agent that (a) collectively they own good and valid fee title to the Town House, subject to the Existing Senior Liens and to other liens and encumbrances of record as of the date hereof, and (b) the aggregate amount of outstanding principal, interest and other amounts secured by the Existing Senior Liens as of January 31, 2001 is thirty-eight million, two hundred ninety three thousand, seven hundred seventy eight dollars ($38,293,778).

         SECTION 2B. CONDITIONAL GRANT OF MORTGAGE

                  Each of the Supplemental Grantors hereby agrees that, upon a Town House Refinancing or the satisfaction of the Permitted Senior Liens (a "Satisfaction") at a time prior to payment in full of the Notes, the Collateral Agent shall have the right to file a mortgage (the "Mortgage") with the New York City Register's Office for New York County (the "Register's Office"), encumbering the Town House, in the form attached hereto as Exhibit B, in the dollar amount (the "Mortgage Amount") equal to the "Appraised Value" of the Town House determined at or about the time of such Town

         House Refinancing or Satisfaction, less any indebtedness secured by the Permitted Senior Liens outstanding with respect to the Town House immediately following a Town House Refinancing, if applicable, provided that in no event shall the amount of the Mortgage be less than $1,000,000 nor more than the then outstanding balance due under the Notes. For these purposes, "Appraised Value" shall mean the fair market value of the Town House, as set forth in a written appraisal report (the "Appraisal"), prepared by a reputable independent appraisal firm knowledgeable in the relevant market appointed by the Supplemental Grantors and reasonably acceptable to the Collateral Agent. The Company shall arrange for the Appraisal, pay all costs associated with the Appraisal and deliver a copy of the Appraisal to the Collateral Agent on or before the closing date of the Town House Refinancing or Satisfaction, as the case may be. The Mortgage, if and when filed in accordance with the terms hereof, shall constitute additional Collateral, but no security or collateral interest shall be created under this Section 2B until the filing of the Mortgage in accordance with the terms hereof. The Mortgage shall be senior to any other voluntary liens or encumbrances encumbering the Town House except for any Permitted Senior Liens, and the Subsidiary Grantors shall ensure that the recordation of the Mortgage and any Amended Mortgage shall be permitted under, and shall not result in any breach or default under, any Permitted Senior Liens. The Supplemental Grantors have contemporaneously herewith delivered to the Collateral Agent a duly executed form of mortgage in the form of the Mortgage with the Mortgage Amount omitted. Not later than thirty (30) days prior to the proposed closing date of a Town House Refinancing or Satisfaction, the Supplemental Grantors shall notify the Collateral Agent in writing thereof (which notice shall include the Supplemental Grantors' reasonable estimate of the amount of any Permitted Senior Liens that will encumber Town House immediately following a Town House Refinancing, if applicable), and on the closing date of the Town House Refinancing or Satisfaction, the Supplemental Grantors shall notify the Collateral Agent in writing of the precise amount of any Permitted Senior Liens that will encumber Town House immediately following a Town House Refinancing, if applicable. The Collateral Agent shall then insert the Mortgage Amount (calculated pursuant to the terms hereof, which calculation by the Collateral Agent, absent manifest error, shall be conclusive and binding) in the executed form of mortgage and file the same for recording with the Register's Office. Upon notification by the Collateral Agent of the Mortgage Amount, the Company shall promptly pay any mortgage recording tax due in connection with such filing to the Collateral Agent. The Collateral Agent shall not file the Mortgage prior to a Town House Refinancing or Satisfaction and shall otherwise comply with the terms of this Section 2B. Each of the Supplemental Grantors hereby agrees that if, at a time after a Town House Refinancing has occurred but prior to a sale of the Town House or payment in full of the Notes, (x) the then senior indebtedness encumbering the Town House is pre-paid, paid down or otherwise reduced, in part or whole, but not in connection with a sale of the Town House (and excluding monthly amortizing payments of principal), in an amount equal to or exceeding $1,000,000 in any one payment or series of related payments or other action (a "Subsequent Reduction"), or (y) a Satisfaction occurs, then so long as the "Townhouse Equity Amount" (as defined below) is at least $2,000,000, the Supplemental Grantors shall execute and deliver to the Collateral Agent, and the Collateral Agent shall promptly file, an amendment to the Mortgage (the "Amended Mortgage") with the Register's Office with respect to the Town House, consistent with the form of the Mortgage, with only the Mortgage Amount amended to add the amount (subject to the cap set forth below) of the Subsequent Reduction or the amount of the payment resulting in the Satisfaction (as the case may be), provided that in no event shall the aggregate amount of indebtedness secured by the Amended Mortgage be greater than the lesser of (a) the then outstanding balance due under the Notes or (b) the Townhouse Equity Amount (as hereinafter defined). The term "Townhouse Equity Amount" shall mean the Appraised Value (based on the Appraisal provided for above or based on a new Appraisal arranged and paid for by the Company if the Appraisal is then more than two years old) minus the aggregate indebtedness secured by the Permitted Senior Liens at such time after giving effect to the Subsequent Reduction or Satisfaction. Not later than ten (10) days prior to the proposed closing date of a Subsequent Reduction or Satisfaction, the Supplemental Grantors shall notify the Collateral Agent in writing thereof (which notice shall include the amount of the Subsequent Reduction or the payment resulting in the Satisfaction) and deliver to the Collateral Agent with the executed form of Amended Mortgage any additional mortgage recording tax due in connection with such filing.

         SECTION 2C. COLLATERAL ASSIGNMENT OF INSURANCE PROCEEDS

                  The Company and the Collateral Agent have executed and delivered an Assignment of Rights to Proceeds of Insurance (the "Collateral Assignment of Insurance Proceeds") in the form attached hereto as Exhibit C, which Collateral Assignment of Insurance Proceeds, when acknowledged by all of the parties and in the manner contemplated thereby, shall create in favor of the Collateral Agent for the benefit of the Collateral Agent and for the ratable benefit of the Secured Parties the additional collateral interests purported to be created therein.

         SECTION 2D. COLLATERAL ACCOUNT

                  There is hereby created and established with and in the name of the Collateral Agent for the benefit of the Collateral Agent and the Secured Parties a trust account to be designated the "Collateral Account", which Collateral Account shall constitute additional Collateral. The funds deposited from time to time into or standing to the credit of the Collateral Account shall be invested from time to time by the Collateral Agent at the written direction of the Company, in Cash Equivalents, and, except as provided below, any interest or other income realized therefrom shall be deposited into and become a part thereof. Any amounts remaining in the Collateral Account immediately following payment of the Notes in full and satisfaction of all other Obligations then due and owing thereunder and under the Indenture shall be paid to the Company, in the case of funds deposited in the Collateral Account pursuant to the Collateral Assignment of Insurance Proceeds, or to the Supplemental Grantors, in the case of funds deposited in the Collateral Account in connection with a disposition of the Town House pursuant to Section 2A (or, with respect to amounts in the Collateral Account representing income upon Cash Equivalents held in the Collateral Account, to the original source, as provided above, of the funds used to obtain such Cash Equivalents) (such payee, the "Original Contributor"). All income accruing from such Cash Equivalents shall be taxable to the Original Contributor thereof, and the Collateral Agent shall release no later than January 31 of each year from the Collateral Account to each Original Contributor 40% of the income attributed to such Original Contributor in the prior calendar year. Except for its own gross negligence, willful misconduct or knowing violation of law, the Collateral Agent shall have no liability for any losses on investments made in accordance with this Section. So long as there is no Event of Default existing at such time, the Company shall have the right, in its sole discretion, at any time and from time to time, to use any funds in the Collateral Account to fund an optional redemption of Notes pursuant to Section 3.07 of the Indenture and Section 5 of the Notes."

         Section 7. Reaffirmation. Except as hereby expressly amended, the Security Agreement is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

         Section 8. Governing Law. This Amendment and each and every provision hereof shall be construed in accordance with the laws of the State of New York.

         Section 9. Successors and Assigns. All the covenants in this Amendment contained by or on behalf of the Company and Subsidiary Guarantors shall bind its successors and assigns, whether so expressed or not.

         Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         Section 11. Binding Obligation. The Company and the Subsidiary Grantors represent and warrant that this Amendment is the legally valid and binding obligation of such Grantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditor's rights generally.


                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, each of the Grantors and the Collateral Agent have caused this Amendment to be duly executed and delivered by their respective undersigned duly authorized officer as of the date and year first above written.

GENERAL MEDIA, INC.

By: ________________________________
    Name:
    Title:

SUBSIDIARY GRANTORS

GENERAL MEDIA ART HOLDING, INC.
GENERAL MEDIA COMMUNICATIONS, INC.
GENERAL MEDIA ENTERTAINMENT, INC.
GENERAL MEDIA FILMS, INC.
GENERAL MEDIA (UK), LTD.
GMCI INTERNET OPERATIONS, INC.
GMI ON-LINE VENTURES, LTD.
PENTHOUSE CLUBS INTERNATIONAL ESTABLISHMENT
PENTHOUSE FINANCIAL SERVICES, N.V.
PENTHOUSE IMAGES ACQUISITIONS, LTD.
PENTHOUSE MUSIC, LTD.
PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.

By: ________________________________
    Name:
    Title:
(for each of the above-listed Subsidiary Grantors)

THE BANK OF NEW YORK
(Successor-in-Interest to IBJ Schroder
Bank & Trust Company), as Collateral Agent

By: ________________________________
    Name:
    Title:

GENERAL MEDIA INTERNATIONAL, INC.
(Solely with respect to Section 6)

By: ________________________________
    Name:
    Title:


____________________________________
ROBERT C. GUCCIONE
(Solely with respect to Section 6)

                                    Exhibit A

                       Description of Town House Property

ALL that certain plot, parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of East 67th Street, distant 120 feet westerly from the corner formed by the intersection of the southerly side of East 67th Street with the westerly side of Madison Avenue;

RUNNING THENCE southerly parallel with the westerly side of Madison Avenue and part of the distance through a party wall, 100 feet 5 inches to the center line of the Block;

THENCE westerly along the center line of the Block, 48 feet;

THENCE northerly parallel with the westerly side of Madison Avenue and part of the distance through a party wall, 100 feet 5 inches to the southerly side of East 67th Street;

THENCE easterly along the southerly side of East 67th Street, 48 feet to the point or place of BEGINNING.